Exhibit 99.1
Ark Restaurants Announces Cancellation of March Dividend Payment

CONTACT:
Anthony J. Sirica
(212) 206-8800
ajsirica@arkrestaurants.com

NEW YORK, New York - July 2, 2020 -- Ark Restaurants Corp. (NASDAQ: ARKR) today announced cancellation of its March dividend payment. On March 13, 2020, the Company announced that, in light of the unprecedented circumstances and rapidly changing situation with respect to the coronavirus disease (COVID-19), as part of an overall plan to preserve cash flow, the Board of Directors determined that it was appropriate for the Company to defer payment of the dividend that was declared on March 2, 2020.  Based on the information that was available at that time, the payment of such dividend was deferred until such time as the Board of Directors determined that payment may have been appropriate.  However, in light of the events that have occurred since March 13, 2020 related to the COVID-19 pandemic, as well as the rapid development and fluidity of this situation, such dividend was canceled by the Board of Directors on July 1, 2020 and will not be paid.
About Ark Restaurants Corp.
Ark Restaurants owns and operates 20 restaurants and bars, 17 fast food concepts and catering operations primarily in New York City, Florida, Washington, D.C, Las Vegas, Nevada and the gulf coast of Alabama. Five restaurants are located in New York City, two are located in Washington, D.C., five are located in Las Vegas, Nevada, three are located in Atlantic City, New Jersey, three are located on the east coast of Florida and two are located on the Gulf Coast of Alabama. The Las Vegas operations include four restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and six food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino and a restaurant in the Tropicana Hotel and Casino. The operation at the Foxwoods Resort Casino consists of one fast food concept. The Florida operations include the Rustic Inn in Dania Beach, Shuckers in Jensen Beach and JB’s on the Beach in Deerfield Beach, and the operation of four fast food facilities in Tampa and six fast food facilities in Hollywood, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Alabama, the Company operates two Original Oyster Houses, one in Gulf Shores and one in Spanish Fort.
Cautionary Note Regarding Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward- looking statements, if new information becomes available in the future.